Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

Declares Second Quarter 2025 Base Distribution of $0.36 per Share

For Immediate Release

NEW YORK, NY, May 8, 2025 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported financial results for the first quarter ended March 31, 2025 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

CION also announced that, on May 5, 2025, its co-chief executive officers declared a second quarter 2025 base distribution of $0.36 per share, payable on June 16, 2025 to shareholders of record as of June 2, 2025.

FIRST QUARTER AND OTHER HIGHLIGHTS

•	Net investment income and earnings per share for the quarter ended March 31, 2025 were $0.36 per share and $(0.80) per share, respectively;

•	Net asset value per share was $14.28 as of March 31, 2025 compared to $15.43 as of December 31, 2024, a decrease of $1.15 per share, or 7.5%. The decrease was primarily due to mark-to-market price declines to the Company’s portfolio during the quarter ended March 31, 2025;

•	As of March 31, 2025, the Company had $1.12 billion of total principal amount of debt outstanding, of which 38% was comprised of senior secured bank debt and 62% was comprised of unsecured debt. The Company’s net debt-to-equity ratio was 1.39x as of March 31, 2025 compared to 1.27x as of December 31, 2024;

•	As of March 31, 2025, the Company had total investments at fair value of $1.79 billion in 104 portfolio companies across 24 industries. The investment portfolio was comprised of 87.0% senior secured loans, including 86.9% in first lien investments;[1]

•	During the quarter, the Company funded new investment commitments of $55 million, funded previously unfunded commitments of $10 million, and had sales and repayments totaling $49 million, resulting in a net increase to the Company's funded portfolio of $16 million;

•	As of March 31, 2025, investments on non-accrual status amounted to 1.20% and 3.16% of the total investment portfolio at fair value and amortized cost, respectively, which are down from 1.41% and 3.22%, respectively, as of December 31, 2024;

•	During the quarter, the Company repurchased 185,862 shares of its common stock under its 10b5-1 trading plan at an average price of $11.68 per share for a total repurchase amount of $2.2 million. Through March 31, 2025, the Company repurchased a total of 3,955,033 shares of its common stock under its 10b5-1 trading plan at an average price of $10.23 per share for a total repurchase amount of $40.5 million; and

•	On February 13, 2025, the Company terminated its existing senior secured repurchase facility with UBS AG (“UBS”) and simultaneously entered into a new 3-year, $125 million senior secured credit facility with UBS, under which the floating interest rate payable by the Company on all advances was reduced by 0.45% per year, from the three-month SOFR plus a credit spread of 3.20% per year to SOFR plus a credit spread of 2.75% per year.

DISTRIBUTIONS

•	For the quarter ended March 31, 2025, the Company declared a quarterly base distribution totaling $19.1 million, or $0.36 per share, paid on April 11, 2025 to shareholders of record as of March 28, 2025.

Mark Gatto, co-Chief Executive Officer of CION, commented:

“As we think about this environment, we continue to see opportunities on the direct lending side both in our existing portfolio as well as new transactions, but remain highly selective given our investment capacity and broader market trends. We believe CION’s dynamic and differentiated investment approach, which we outlined in great detail at our investor day last quarter, allows CION to flex into wherever we see the greatest risk-adjusted returns while still preserving our conservative first lien focus in the middle market.”

SELECTED FINANCIAL HIGHLIGHTS

	As of
(in thousands, except per share data)	March 31, 2025	December 31, 2024
Investment portfolio, at fair value[1]	$1,791,684	$1,819,870
Total debt outstanding[2]	$1,117,344	$1,117,344
Net assets	$756,784	$820,810
Net asset value per share	$14.28	$15.43
Debt-to-equity	1.48x	1.36x
Net debt-to-equity	1.39x	1.27x

	Three Months Ended
(in thousands, except share and per share data)	March 31, 2025	December 31, 2024
Total investment income	$56,074	$57,894
Total operating expenses and income tax expense	$36,822	$39,208
Net investment income after taxes	$19,252	$18,686
Net realized gains (losses)	$2,294	$(2,238)
Net unrealized losses	$(64,251)	$(10,990)
Net (decrease) increase in net assets resulting from operations	$(42,705)	$5,458

Net investment income per share	$0.36	$0.35
Net realized and unrealized losses per share	$(1.16)	$(0.25)
Earnings per share	$(0.80)	$0.10

Weighted average shares outstanding	53,073,211	53,268,577
Distributions declared per share	$0.36	$0.41

Total investment income for the three months ended March 31, 2025 and December 31, 2024 was $56.1 million and $57.9 million, respectively. The decrease in total investment income was primarily driven by lower transaction fees earned from origination and amendment activity during the quarter ended March 31, 2025 compared to the quarter ended December 31, 2024.

Operating expenses for the three months ended March 31, 2025 and December 31, 2024 were $36.8 million and $39.2 million, respectively. The decrease in operating expenses was primarily driven by lower interest expense on our borrowings due to lower SOFR rates during the quarter ended March 31, 2025 as compared to the quarter ended December 31, 2024.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended March 31, 2025 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type	$ in Thousands	% of Total	$ in Thousands	% of Total
Senior secured first lien debt	$60,745	94%	$49,430	100%
Unsecured debt	979	1%	—	—
Equity	3,124	5%	—	—
Total	$64,848	100%	$49,430	100%

During the three months ended March 31, 2025, new investment commitments were made across 1 new and 12 existing portfolio companies. During the same period, the Company sold all investments of 2 portfolio companies. As a result, the number of portfolio companies decreased from 105 as of December 31, 2024 to 104 as of March 31, 2025.

PORTFOLIO SUMMARY1

As of March 31, 2025, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ in Thousands	% of Total
Senior secured first lien debt	$1,556,067	86.9%
Senior secured second lien debt	2,593	0.1%
Collateralized securities and structured products - equity	3,612	0.2%
Unsecured debt	12,278	0.7%
Equity	217,134	12.1%
Total	$1,791,684	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	March 31, 2025	December 31, 2024
Number of portfolio companies	104	105
Percentage of performing loans bearing a floating rate[3]	92.6%	93.8%
Percentage of performing loans bearing a fixed rate[3]	7.4%	6.2%
Yield on debt and other income producing investments at amortized cost[4]	12.13%	12.28%
Yield on performing loans at amortized cost[4]	12.62%	12.74%
Yield on total investments at amortized cost	10.84%	10.96%
Weighted average leverage (net debt/EBITDA)[5]	5.28x	5.02x
Weighted average interest coverage[5]	1.99x	2.07x
Median EBITDA[6]	$34.2 million	$34.2 million

As of March 31, 2025, investments on non-accrual status represented 1.20% and 3.16% of the total investment portfolio at fair value and amortized cost, respectively. As of December 31, 2024, investments on non-accrual status represented 1.41% and 3.22% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2025, the Company had $1.12 billion of total principal amount of debt outstanding, comprised of $425 million of outstanding borrowings under its senior secured credit facilities and $692 million of unsecured notes and term loans. The combined weighted average interest rate on debt outstanding was 7.5% for the quarter ended March 31, 2025. As of March 31, 2025, the Company had $62 million in cash and short-term investments and $106 million available under its financing arrangements.2

EARNINGS CONFERENCE CALL

CION will host an earnings conference call on Thursday, May 8, 2025 at 11:00 am Eastern Time to discuss its financial results for the first quarter ended March 31, 2025. Please visit the Investor Resources - Earnings Presentation section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation First Quarter Conference Call. Domestic callers can access the conference call by dialing (877) 484-6065. International callers can access the conference call by dialing +1 (201) 689-8846. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources - Earnings Call section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	Total debt outstanding excludes netting of debt issuance costs of $17.6 million and $18.2 million as of March 31, 2025 and December 31, 2024, respectively.

3)	The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

4)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

5)	For a particular portfolio company, the Company calculates the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compares that amount to measures of cash flow available to service the net debt. To calculate net debt, the Company includes debt that is both senior and pari passu to the tranche of debt owned by it but excludes debt that is legally and contractually subordinated in ranking to the debt owned by the Company. The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the Company relative to other senior and junior creditors of a portfolio company. The Company typically calculates cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of the Company's performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, the Company also calculates the level of contractual interest expense owed by the portfolio company and compares that amount to EBITDA (“interest coverage ratio”). The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of the Company's performing debt investments, and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to the Company for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by the Company and may reflect a normalized or adjusted amount.

6)	Median EBITDA is calculated based on the portfolio company's EBITDA as of the Company's initial investment.

CĪON Investment Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2025	December 31, 2024
	(unaudited)
Assets
Investments, at fair value:
Non-controlled,non-affiliated investments (amortized cost of $1,463,914 and $1,489,777, respectively)	$1,393,039	$1,448,107
Non-controlled,affiliated investments (amortized cost of $316,945 and $274,642, respectively)	301,622	269,205
Controlled investments (amortized cost of $184,057 and $179,274, respectively)	150,999	171,376
Total investments, at fair value(amortized cost of $1,964,916 and $1,943,693, respectively)	1,845,660	1,888,688
Cash	7,720	7,670
Interest receivable on investments	40,863	45,140
Receivable due on investments sold and repaid	1,047	2,965
Prepaid expenses and other assets	1,033	1,265
Total assets	$1,896,323	$1,945,728

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $17,568 and $18,156, respectively)	$1,099,776	$1,099,187
Payable for investments purchased	1,896	1,019
Accounts payable and accrued expenses	990	1,034
Interest payable	6,475	8,244
Accrued management fees	6,625	6,761
Accrued subordinated incentive fee on income	4,084	3,964
Accrued administrative services expense	544	2,006
Share repurchases payable	—	40
Shareholder distribution payable	19,149	2,663
Total liabilities	1,139,539	1,124,918

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized; 53,003,407 and 53,192,808 shares issued, and 53,003,407 and 53,189,269 shares outstanding, respectively	53	53
Capital in excess of par value	1,019,512	1,021,684
Accumulated distributable losses	(262,781)	(200,927)
Total shareholders' equity	756,784	820,810
Total liabilities and shareholders' equity	$1,896,323	$1,945,728
Net asset value per share of common stock at end of period	$14.28	$15.43

CĪON Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2025	December 31, 2024
	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$34,120	$31,289
Paid-in-kind interest income	8,359	11,586
Fee income	3,783	3,754
Dividend income	506	371
Non-controlled, affiliated investments
Interest income	1,975	2,095
Paid-in-kind interest income	3,148	2,810
Fee income	—	50
Dividend income	191	282
Controlled investments
Interest income	3,792	3,584
Fee income	200	2,073
Paid-in-kind interest income	—	—
Total investment income	56,074	57,894
Operating expenses
Management fees	6,625	6,762
Administrative services expense	1,279	1,261
Subordinated incentive fee on income	4,084	3,963
General and administrative	1,836	1,859
Interest expense	22,998	25,244
Total operating expenses	36,822	39,089
Net investment income before taxes	19,252	18,805
Income tax expense, including excise tax	—	119
Net investment income after taxes	19,252	18,686
Realized and unrealized gains (losses)
Net realized gains (losses) on:
Non-controlled, non-affiliated investments	2,294	(5,383)
Non-controlled, affiliated investments	—	3,145
Controlled investments	—	—
Net realized gains (losses)	2,294	(2,238)
Net change in unrealized (depreciation) appreciation on:
Non-controlled, non-affiliated investments	(30,662)	1,124
Non-controlled, affiliated investments	(8,429)	(4,358)
Controlled investments	(25,160)	(7,756)
Net change in unrealized depreciation	(64,251)	(10,990)
Net realized and unrealized losses	(61,957)	(13,228)
Net (decrease) increase in net assets resulting from operations	$(42,705)	$5,458
Per share information—basic and diluted
Net (decrease) increase in net assets per share resulting from operations	$(0.80)	$0.10
Net investment income per share	$0.36	$0.35
Weighted average shares of common stock outstanding	53,073,211	53,268,577

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.9 billion in total assets as of March 31, 2025. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Quarterly Report on Form 10-Q, which CION filed with the SEC on May 8, 2025, as well as CION’s other reports filed with the SEC. A copy of CION’s Quarterly Report on Form 10-Q and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Susan Armstrong

sarmstrong@cioninvestments.com

Investor Relations

Charlie Arestia

carestia@cioninvestments.com

(646) 253-8259